Apollo Investment Corporation Issues Letter to Stakeholders Providing Business Update

New York, NY — March 26, 2020 — Apollo Investment Corporation (NASDAQ: AINV) or the “Company,” today issued an open letter to its stakeholders.

Below is the full text of the letter:

March 26, 2020

Dear Stakeholders,

As the coronavirus (COVID-19) pandemic continues to have an unprecedented impact on the capital markets, we wanted to provide an update on Apollo Investment Corporation (the “Company”). Our priority continues to be the health and well-being of our stakeholders and the employees of the Company’s Investment Adviser, Apollo Investment Management, L.P., an affiliate of Apollo Global Management, Inc., (together with its affiliates, “Apollo”). Apollo has fully transitioned to a remote work environment while ensuring full business continuity. The Company is in constant dialog with its portfolio companies to identify and manage risks and liquidity needs.

Well-Diversified Investment Portfolio

Over the last few years, we have built what we believe is a high quality, well-diversified portfolio of first lien floating rate corporate loans, most of which have interest rate floors, which we expect will be able to withstand market and economic volatility like what is occurring today. As of December 31, 2019, our $2.97 billion investment portfolio was diversified across 151 companies and 29 different industries. No single borrower accounted for more than 3% of the total investment portfolio at fair value, excluding our investment in Merx Aviation Finance, LLC (“Merx”). As of December 31, 2019, 82% of our corporate lending portfolio consisted of first lien floating rate loans and 87% were backed by financial sponsors who we know well and who we believe have the experience and resources to support these companies. The quality of this portfolio is evidenced by the weighted average net attachment point of 0.9 times and the weighted average net leverage through our position of 5.3 times.

Our asset selection process had contemplated the potential for a recession, and thus our portfolio is weighted toward less cyclical names which we believe are relatively better situated to deal with this type of environment. In this regard, our largest industry concentration is healthcare and pharmaceuticals which represented 16% of the portfolio at fair value at the end of December 2019.

Given the direct impact of the COVID-19 pandemic on the aviation sector, we wanted to provide an update on our investment in Merx, our aircraft leasing portfolio company. It is evident that the COVID-19 pandemic has caused a widespread market disruption in the aviation industry, although longer-term dynamics will take time to fully play out. As of December 31, 2019, Merx represented 12.0% of the portfolio, at fair value. We believe Merx is in a position to weather the current challenges given its well-diversified, high-quality fleet which, as of December 31, 2019, consisted of 83 aircraft, 10 aircraft types, across 40 lessees in 26 countries. 80 of the aircraft are narrow-body which are the most in demand types of aircraft. Apollo’s aviation platform has 45 investment professionals dedicated exclusively to aviation which will help us skillfully navigate this period of uncertainty and market stress.

We also wanted to provide an update on our oil and gas portfolio given the current state of the oil market. As of December 31, 2019, our oil and gas exposure was limited to three portfolio companies representing 4.0% of the investment portfolio, at fair value. Our largest exposure was to Spotted Hawk, representing 2.9% of the total portfolio at fair value or approximately 74% of our oil and gas exposure. Spotted Hawk is an exploration and production company operating in the Bakken basin with significantly hedged production volume through June 2020. The company has reduced expenses and capital expenditures to necessary maintenance items to adjust to the lower commodity price environment. Moreover, much of the value of the company is based on longer term oil prices which consensus does not suggest as large of a price shock. Our second largest position is Glacier Oil & Gas (“Glacier”) which represents 0.9% of the total portfolio at fair value or approximately 23% of our total oil and gas exposure. Glacier is an exploration and production company with Alaska based-reserves. Glacier’s production is hedged through 2020.

Liquidity, Funding Profile and Capital

We believe that we have sufficient capital to meet our funding requirements during this volatile period. The Company has no upcoming debt maturities. The Company’s senior secured revolving credit facility, which matures in November 2023, has total commitments of $1.81 billion from 24 different banks. The Company also has $350 million of unsecured debt which matures in March 2025.

We would be remiss if we did not express our gratitude for the unwavering support of our large and diverse bank group. Most of the members of our bank group have long and extensive relationships with us and Apollo. We have seen increased funding requests from some of our existing borrowers, and we believe we have the liquidity to meet these contractual requests. We are in continuous dialog with our portfolio companies regarding their liquidity needs, and we believe we have sufficient capital to meet these needs.

We will continue to closely monitor our liquidity position and take the steps needed to maintain an appropriate amount of liquidity. As previously announced, the Company temporarily suspended its stock repurchase program in mid-March in order to better assess the impact of the COVID-19 pandemic on our portfolio.

Strong Management Team and External Manger

Many of our team members have been through multiple economic cycles, giving us the first-rate talent and experience — or “steady hands” — that help us make the right decisions during periods of volatility. We have demonstrated experience in navigating uncertain times, and believe our scale and position in the market will differentiate us and allow us to be a solutions provider.

We believe that Apollo Investment Corporation greatly benefits from its affiliation with Apollo Global Management, Inc., a leading alternative asset manager with approximately $331 billion in assets under management as of December 31, 2019. Being part of Apollo’s platform provides us with significant scale and differentiated access to information.

Conclusion

Please be assured that we are doing everything possible to mitigate risks and position ourselves to be successful as we navigate the current market environment. As you know, the situation is changing rapidly, and we will remain in contact with you through our regulatory filings, earnings and other press releases and quarterly conference calls. On behalf of the management team, we thank you for your ongoing support and we hope everyone stays safe and healthy.

Sincerely,

Howard Widra
Chief Executive Officer and Director

About Apollo Investment Corporation
Apollo Investment Corporation (NASDAQ: AINV) is a closed-end investment company that has elected to be treated as a business development company under the Investment Company Act of 1940. The Company invests primarily in various forms of debt investments, including secured and unsecured debt, loan investments, and/or equity in private middle-market companies. The Company may also invest in the securities of public companies and structured products and other investments such as collateralized loan obligations and credit-linked notes. The Company seeks to provide private financing solutions for private companies that do not have access to the more traditional providers of credit. Apollo Investment Corporation is managed by Apollo Investment Management, L.P., an affiliate of Apollo Global Management, Inc., a leading global alternative investment manager. For more information, please visit www.apolloic.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including, but not limited to, statements as to our future operating results; our business prospects and the prospects of our portfolio companies; the impact of investments that we expect to make; our contractual arrangements and relationships with third parties; the dependence of our future success on the general economy and its impact on the industries in which we invest; the ability of our portfolio companies to achieve their objectives; our expected financings and investments; the adequacy of our cash resources and working capital; and the timing of cash flows, if any, from the operations of our portfolio companies.
We may use words such as “anticipates,” “believes,” “expects,” “intends,” “will,” “should,” “may” and similar expressions to identify forward-looking statements. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties that could cause actual results to differ materially from our historical experience and our present expectations. Statements regarding the following subjects, among others, may be forward-looking: the return on equity; the yield on investments; the ability to borrow to finance assets; new strategic initiatives; the ability to reposition the investment portfolio; the market outlook; future investment activity; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. Undue reliance should not be placed on such forward-looking statements as such statements speak only as of the date on which they are made. We do not undertake to update our forward-looking statements unless required by law.
Contact

Elizabeth Besen
Investor Relations Manager
Apollo Investment Corporation
(212) 822-0625
ebesen@apollo.com